--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]       [  ] Confidential, for
                                                           Use of the
                                                           Commission Only (as
                                                           permitted by
                                                           Rule 14a-6(e)(2))

Check the appropriate box:

[     ] Preliminary Proxy Statement

[  X  ] Definitive Proxy Statement

[     ] Definitive Additional Materials

[     ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMERSON RADIO CORP.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (check the appropriate box):

[    ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

[    ]  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a- 6(i)(3).

[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:

[  X  ] Fee paid previously with preliminary materials.

[     ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

               (1)  Amount Previously Paid:

               (2)  Form, Schedule or Registration Statement No.:

               (3)  Filing Party:

               (4)  Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EMERSON RADIO CORP.
                                  9 Entin Road
                                  P.O.  Box 430
                        Parsippany, New Jersey 07054-0430
                                 (201) 884-5800


                                                            November 22, 1996

Dear Fellow Stockholder:

      This year's Annual Meeting of Stockholders will be held at the offices of Wolff & Samson, P.A., 5 Becker Farm Road, Roseland, New Jersey 07068 on
December  18,  1996,  at 10:00 a.m.  local time.  You are cordially  invited  to attend. The matters you are asked to consider are described in the attached Proxy Statement and Notice of Annual Meeting. The Company's Board of Directors recommends (i) election of management's nominees for the Board of Directors and
(ii) ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 31, 1997.

     To be certain that your shares are voted at the meeting, whether or not you plan to attend in person, please sign, date, and return the enclosed proxy card as soon as possible. Your vote is important.

      At the meeting, the Company's activities during the past fiscal year and its plans and prospects for the future will be reviewed. An opportunity will be provided for questions by the stockholders.

     I hope you will be able to join us.

                                   Sincerely,

                                   /s/ Geoffrey P. Jurick

                                   Geoffrey P. Jurick
                                   Chairman of the Board


                   THE TRUSTED NAME IN ELECTRONICS SINCE 1912


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 18, 1996


      Notice is hereby given that the Annual Meeting of Stockholders of Emerson Radio Corp., a Delaware corporation (the "Company"), will be held at the offices of Wolff & Samson, P.A., 5 Becker Farm Road, Roseland, New Jersey 07068, on Wednesday, December 18, 1996, at 10:00 a.m., local time, for the following purposes:

          1.   To elect Directors for terms expiring in 1997.

          2. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 31, 1997.

          3. To transact such other business as may properly come before the Annual Meeting and adjournments thereof.

      The accompanying Proxy Statement contains information regarding the business to be considered at the Annual Meeting.

      Only stockholders of record at the close of business on November 15, 1996, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof. A list of stockholders will be made available at the offices of the Company at least 10 days prior to such meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. If you attend the Annual Meeting, you may vote in person, whether or not you have returned your proxy. A proxy may be revoked at any time before it is exercised.

                              By Order of the Board of Directors

                              /s/ Elizabeth J. Calianese


                              Elizabeth J. Calianese
                              Vice President-Human Resources and
                              Secretary

Parsippany, New Jersey
November 22, 1996

                               EMERSON RADIO CORP.
                                 NINE ENTIN ROAD
                          PARSIPPANY, NEW JERSEY 07054

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

      The accompanying proxy, mailed with this Proxy Statement, is solicited on behalf of Emerson Radio Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 18, 1996, at 10:00 a.m., local time, at the offices of Wolff & Samson, P.A., 5 Becker Farm Road, Roseland, New Jersey 07068.

     This Proxy Statement and accompanying form of proxy will first be mailed on or about November 22, 1996 to stockholders of record as of November 15, 1996.

                          ELECTION OF DIRECTORS

      The Company's By-laws provide that the Company's Board of Directors shall consist of not less than three nor more than 15 persons, provided that, once elected, no Director's term shall be reduced by a decrease in the number of Directors authorized by the Board of Directors. The Board currently consists of six members. Six Directors, each to serve until the 1997 Annual Meeting, will be elected at the 1996 Annual Meeting.

      Each nominee has consented to being named in the Proxy Statement and to serve if elected. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled.

      Each of management's nominees for election as Directors are listed below and each is currently a member of the Board of Directors.

      GEOFFREY P. JURICK, 55, Chairman of the Board and Chief Executive Officer. Mr. Jurick has served as Director since September 1990, Chief Executive Officer since July 1992, and Chairman since December 1993. Mr. Jurick served as President from July 1993 to October 1994. Since December 1993, Mr. Jurick has served as a Director of Fidenas International Limited, L.L.C. and its predecessor ("FIN") and, since May 1994, as an officer and general manager of FIN. Mr. Jurick has served as a Director, Chairman, and Chief Executive Officer of GSE Multimedia Technologies Corporation ("GSE"), which is traded in the over-the-counter market, since May 1994. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd. ("Elision"). For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies ("Fidenas Group"), whose activities encompass merchant banking, investment banking, investment management, and corporate development.

      EUGENE I. DAVIS, 41, President. Mr. Davis has served as President since October 1994 and as a Director since September 1990. Mr. Davis served as
Interim Chief Financial Officer from February 1993 until November 1995 and as Executive Vice President from July 1992 to October 1994. From June 1989 to July 1992, Mr. Davis was a shareholder and director of the law firm of Holmes Millard & Duncan, P.C., in Dallas, Texas. Since August 1992, Mr. Davis has served as a director of Tipperary Corporation, which is traded on the American Stock Exchange. Since May 1995, Mr. Davis has also served as a Director of Beth Israel Health Care Services, a private corporation and as a Director of Newark Beth Israel Medical Center, an affiliate of the Saint Barnabas Health Care System, the largest health care system in New Jersey. Mr. Davis is also a Trustee, Governor and Secretary of Green Brook Country Club.

      ROBERT H. BROWN, JR., 43, has been a Director since July 1992. Presently, Mr. Brown is Executive Vice President of Rauscher Pierce Refsnes, Inc. ("Rauscher"), in Dallas, Texas. Since February 1994, Mr. Brown has been Executive Vice President of Capital Markets of Rauscher. From January 1990 until February 1994, Mr. Brown was Senior Vice President and Director of the Corporate Finance Department of Rauscher. Since May 1993, Mr. Brown has served as a Director of Stevens Graphics Corp., which is traded on the American Stock Exchange.

     PETER G. BUNGER, 56, has been a Director since July 1992. Presently, he is a consultant with Savarina AG. Since October 1992, Mr. Bunger has served as Director of Savarina AG, engaged in the business of portfolio management monitoring in Zurich, Switzerland, and since 1992, as Director of ISCS, a computer software company. From December 1991 until December 1993, he was Vice Chairman of Montcour Bank and Trust Company Limited, a bank organized in the Bahamas and an affiliate of Fidenas International. From 1981 until 1992,
Mr. Bunger was owner and Managing Director of Peter G. Bunger Investment Consulting, a firm which supervised, controlled, and analyzed investments for individuals.

      JEROME H. FARNUM, 60, has been a Director since July 1992. Since July 1994, Mr. Farnum has been an independent consultant. From 1979 until 1994, Mr. Farnum served as a senior executive with several of the entities comprising the Fidenas Group, in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations, and financial affairs.

     RAYMOND L. STEELE, 61, has been a Director since July 1992. Mr. Steele has been retired since September 1993. From August 1990 until September 1993, Mr. Steele served as Executive Vice President of Pacholder Associates, Inc., a company providing investment management and other financial advisory services to institutional clients. Mr. Steele is a member of the Board of Directors of Pharmhouse, Inc., a publicly-traded retail drug chain, Modernfall, Inc., and the GFTA Advisory Board.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

      To be elected as a Director, each nominee must receive the favorable vote of a plurality of the total number of shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting or any adjournment thereof. Accordingly, if a quorum is present at the Annual Meeting, the six persons receiving the greatest number of votes will be elected to serve as Directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
                    FOR EACH OF THE SIX NOMINEES NAMED ABOVE

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      During the fiscal year ended March 31, 1996 ("Fiscal 1996"), the Board of Directors met seven times and acted by unanimous consent eleven times.

      The Audit Committee, which currently consists of Robert H. Brown, Jr., Raymond L. Steele, and Jerome H. Farnum, (i) annually recommends selection of the Company's independent auditors to the Board of Directors; (ii) consults with the independent auditors concerning the audit; (iii) evaluates non-audit services and financial statements and accounting developments that may affect the Company; and (iv) consults with management concerning matters similar to those discussed with outside auditors. The Audit Committee met three times during Fiscal 1996.

     The Compensation and Personnel Committee, which consisted of Messrs. Brown, Steele, and Peter G. Bunger, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During Fiscal 1996, the Compensation Committee met one time and acted by unanimous consent one time. See "Report of Compensation and Personnel Committee" on page 11.

      The  Company  does  not  have  a Nominating  Committee.   Nominations  for
Directors of the Company are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of the Company at its corporate offices in Parsippany, New Jersey, giving the candidate's name, biographical data, and qualifications. Any such recommendation must be accompanied by a written statement from the individual giving his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

      During Fiscal 1996, each member of the Board attended not less than 66% of the aggregate number of (i) Board Meetings and (ii) meetings of committees of which such person was a member.

COMPENSATION OF DIRECTORS

      Directors of the Company who are employees do not receive compensation for serving on the Board. Non-employee Directors are paid $20,000 per annum in quarterly installments. The Chairmen of the Audit Committee and Compensation and Personnel Committee each receive an additional $10,000 per annum. Pursuant to the terms of the Company's 1994 Non-Employee Director Stock Option Plan, each non-employee Director was granted options to purchase 25,000 shares of Common Stock on October 7, 1994. On October 7, 1994, each Chairman was also granted options to purchase an additional 25,000 shares of Common Stock.

OFFICERS

      The following table sets forth certain information regarding the officers of the Company as of the date hereof:

NAME                      AGE              POSITION

Geoffrey  P.  Jurick      55   Chairman of  the  Board  and  Chief  Executive
                                 Officer, Director
Eugene I. Davis           41   President, Director
John   P.  Walker         33   Executive  Vice  President,  Chief  Financial
                                 Officer
Marino   Andriani         49   President,  Emerson  Radio  Consumer  Products
                                 Corporation, a wholly-owned subsidiary of the
                                 Company
John J. Raab              60   Senior Vice President--Operations
Eddie   Rishty            36   Senior   Vice   President--Controller    and
                                 Logistics
Elizabeth J. Calianese    39   Vice President--Human Resources, Secretary
Christina A. Iatrou       34   Assistant Secretary


      GEOFFREY P. JURICK has served as Director since September 1990, Chief Executive Officer since July 1992, and Chairman since December 1993. Mr. Jurick served as President from July 1993 to October 1994. See "Election of Directors".

      EUGENE I. DAVIS has served as President since October 1994 and as a Director since September 1990. Mr. Davis served as Interim Chief Financial Officer from February 1993 until November 1995 and as Executive Vice President-- Corporate Development and Regulatory Affairs from July 1992 to October 1994. See "Election of Directors."

      JOHN P. WALKER has served as Executive Vice President and Chief Financial Officer since April 1996 and was Senior Vice President from April 1994 until March 1996. Mr. Walker was Vice President--Finance from February 1993 to April 1994, Assistant Vice President--Finance from June 1991 to January 1993, and Director of Financial Management from September 1989 to May 1991.

      MARINO ANDRIANI has served as President of Emerson Radio Consumer Products Corporation, a wholly-owned subsidiary of the Company, since February 1996. From December 1994 until February 1996, Mr. Andriani was President of Appliance Corp. of America, a Welbilt Consumer Products Company. Prior thereto, Mr. Andriani was Executive Vice President--Sales of the Company from September 1990 to March 1993.

      JOHN J. RAAB has served as Senior Vice President--Operations since October 1995 and was Vice President--Far East Operations from March 1995 until September 1995. Prior thereto, he was President and Chief Operating Officer of Robeson Industries Corp. from March 1990 to March 1995. Robeson Industries Corp. filed for relief under Chapter 11 of the United States Bankruptcy Code and emerged from Bankruptcy and was sold in the end of 1994.

      EDDIE RISHTY has served as Senior Vice President--Controller and Logistics since April 1996, was Vice President--Controller from July 1993 until March
1996, and was Corporate Controller from October 1991 to June 1993. Prior thereto, Mr. Rishty was Assistant Controller from April 1989 to September 1991.

      ELIZABETH J. CALIANESE has served as Secretary since January 1996, as Vice President--Human Resources since May 1995 and as Deputy General Counsel since May 1995. From April 1991 to May 1995, Ms. Calianese served as Assistant General Counsel. Prior thereto, from June 1989 until March 1991, Ms. Calianese was a corporate attorney with the Company.

     CHRISTINA A. IATROU has served as Assistant Secretary since August 1996 and as Assistant General Counsel since May 1995. From October 1987 to May 1995, Ms. Iatrou was a senior associate with the law firm of Crocco & DeMaio, P.C., in New York City.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 15, 1996, by (i) each Director and nominee for Director of the Company, (ii) executive officers and Directors of the Company as a group and (iii) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated and based upon the Company's review of information as filed with the Securities and Exchange Commission, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                         Common Stock
                                                      Beneficially owned
                                                   as of November 15, 1996
NOMINEES FOR DIRECTOR                              Amount(2) Percent of Class


Geoffrey P. Jurick (1)(3)                         29,552,642       72.6%
Eugene I. Davis(3)                                   450,000        1.1%
Robert H. Brown, Jr.                                  33,334         (4)
Peter G. Bunger                                       16,667         (4)
Jerome H. Farnum                                      16,667         (4)
Raymond L. Steele                                     33,334         (4)

PRINCIPAL STOCKHOLDERS

Fidenas International Limited, L.L.C.(1)          29,152,542       72.3%
  831 Route 10
  Suite 38, #113
  Whippany, NJ 07981
Elision International, Inc.                        1,600,000        4.0%
  275 Wyman Street
  Waltham, MA 02154
GSE Multimedia Technologies Corporation           12,000,000       29.8%
  Kostheimer-Landstrasse 36
  55246 Mainz--Kostheim
  Germany D6502
All Directors and Officers as a Group
(12 persons)(5)(6)                                30,322,642       73.2%


(1)  Consists  of  15,552,542, 1,600,000 and 12,000,000 shares of  Common  Stock held by FIN, Elision, and GSE, respectively. FIN is record holder of 847,458 shares of Common Stock and formerly held such shares as nominee. The nominee relationship has been terminated and FIN and Mr. Jurick disclaim beneficial ownership of such shares. Mr. Jurick indirectly owns, through a controlled holding company, approximately 95% of FIN. In addition, Mr. Jurick is the manager of FIN. FIN owns approximately 14.3% of Elision. Mr. Jurick indirectly owns, through certain holding companies and beneficial interests in affiliates, a controlling interest in each of GSE and Elision. In accordance with a Stipulation and Order of Settlement, dated June 11, 1996 (the "Stipulation"), on its effective date, the shares of Common Stock held by Elision and GSE will be transferred and registered in the name of FIN. See "Legal Proceedings--Litigation Regarding Certain Outstanding Common Stock."

(2) Based on 40,295,196 shares of Common Stock outstanding as of November 15, 1996, plus shares of Common Stock under option of any director or executive officer, exercisable within 60 days. Does not include (i) shares of Common Stock issuable upon conversion of 10,000 shares of Series A Preferred Stock, (ii) Common Stock issuable upon conversion of certain warrants issued to the Company's former creditors, (iii) Common Stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days, (iv) Common Stock issuable upon conversion of the Company's 8 1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"), or
     (v) Common Stock issuable upon the exercise of warrants granted to (a) Dresdner Securities (USA) Inc. ("the placement agent") and authorized dealers in connection with the private placement of the Debentures, (b) First Cambridge Securities Corporation ("First Cambridge"), and/or representatives of First Cambridge it so designates, in connection with a consulting agreement, or (c) Starr Securities, Inc. ("Starr"), and/or representatives of Starr it so designates, in connection with a consulting agreement.

(3) Includes options, exercisable within 60 days, to purchase 400,000 shares of Common Stock. Does not include options to purchase an aggregate of 200,000 shares of Common Stock not currently exercisable.

(4)  Represents less than 1.0% of the outstanding Common Stock.

(5) Includes 1,120,000 shares of Common Stock subject to unexercised stock options which were exercisable within 60 days under the Company's Stock Compensation Program.

(6) Does not include options to purchase an aggregate of 615,000 shares of Common Stock not currently exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In  connection  with the execution of the Stipulation  among  Mr.  Jurick,
Barclays Bank PLC, Petra Stelling, the Official Liquidator of Fidenas International Bank Limited, FIN, Elision, GSE, and the Official Liquidator of Fidenas Investment Limited, the Company will advance certain expenses and fees including certain expenses of the Advisor and Settlement Agent, to be appointed pursuant to the terms of the Stipulation (initially, TM Capital Corp.), in each instance to be reimbursed from the proceeds of the first sale of the Settlement Shares (all defined terms as hereinafter defined). The maximum amount to be paid by the Company for the initial advance for such reasonable fees and expenses is $250,000 ("initial advance") which amount is to be reimbursed from the proceeds of the first sale of Settlement Shares and which is to be paid prior to any payment of the Aggregate Amount (as hereinafter defined) as set forth in the Stipulation. After full reimbursement to the Company of the initial advance, from time to time the Company shall pay, on a revolving basis, additional reasonable expenses, not to exceed $75,000 at any one time, incurred by the Settlement Agent (including those incurred in its capacity as Collateral Agent) and the Advisor. The Company shall be reimbursed for such further advances from the proceeds of the first sale of Settlement Shares following an advance of any portion of the $75,000. Additionally, to the extent not reimbursed from the sales of Settlement Shares as set forth herein, the Company shall be reimbursed for the expense incurred in connection with the registration of Settlement Shares from the first proceeds of sales of such Settlement Shares. See "Legal Proceedings--Litigation Regarding Certain Outstanding Common Stock."

      The law firm of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., was retained as the Company's outside counsel following the settlement of a proxy contest conducted in 1992. Payments aggregating approximately $1,070,000 were made by the Company for the fiscal year ended March 31, 1994. The firm was retained by the Company as special corporate counsel during the Restructuring proceedings and received payment for services rendered and expenses incurred during such proceedings. In addition, the firm provides ongoing services for the Company. The firm received approximately $637,000 and $737,000 during Fiscal 1996 and the year ended March 31, 1995 ("Fiscal 1995"), respectively. A family member of Mr. Davis joined such law firm subsequent to its retention by the Company and served of counsel to such law firm. During Fiscal 1996, such family member became a member of another law firm and such law firm now serves as the Company's regular outside counsel. The Company was billed approximately $95,000 for legal services during Fiscal 1996 by such law firm.

      In connection with the execution of his employment agreement with the Company, Eugene I. Davis, the Company's President, agreed to relocate his residence to the general locality of the Company's principal executive offices. To assist in such relocation, in the fiscal year ended March 31, 1993 ("Fiscal 1993"), the Company provided to Mr. Davis an interest-free bridge loan of $120,000. The maturity date of Mr. Davis' loan has been extended and is due in the fiscal year ending March 31, 1997.

      Mr. Pablo Bunger, the brother of Peter Bunger, a director of the Company, was the Managing Director of the Company's Spanish branch. Pursuant to a consulting arrangement, Mr. Pablo Bunger received compensation and reimbursement of expenses aggregating $28,000 and $118,000 in Fiscal 1996 and Fiscal 1995, respectively. The Company has closed the Spanish branch, in favor of an independent distributorship, and the consulting arrangement was terminated.

      The Company has reorganized its Canadian operations. In connection with such reorganization, Emerson's Canadian subsidiary has entered into a series of agreements with Tammy Venator, doing business as Venator Electronics Sales and Services Ltd. ("Venator"). Ms. Venator is the daughter of Theo Heuthorst, former President of Emerson's Canadian subsidiary, and she was formerly the National Service Manager of such subsidiary. Effective April 1, 1995, Emerson's Canadian subsidiary entered into several three-year agreements with Venator providing for (i) Venator receiving returned products, (ii) Venator purchasing returned products on an "as-is" basis for refurbishing and resale by Venator,
(iii) Venator processing warranty claims submitted by service centers authorized to engage in warranty service of Emerson products sold in Canada, (iv) Venator distributing parts to customers and service centers for Emerson products, which it will purchase from the Company's Canadian subsidiary at a premium over their costs, and (v) Venator maintaining an effective service center network to accommodate all customers of Emerson's Canadian subsidiary, maintaining a factory service center, and maintaining a parts distribution center and providing other after sales services. The Company was billed $37,569 for services provided with respect to the above-mentioned agreements during Fiscal 1996. In addition, the Company billed Venator approximately $269,000 for spare part purchases and returned product purchases over the same period. The Company was owed approximately $68,000 for these purchases as of March 31, 1996 and the Company owed Venator approximately $2,000 for services provided as of March 31, 1996. Through these agreements, the Company reduced its costs of operations in Canada, while maintaining its market presence in Canada. The Company believes that the terms on which it entered into the agreements with Venator described above are no less favorable than could have been obtained from an unrelated third party. Subsequently, the Company is in the process of finalizing the closure of its Canadian operations in favor of an independent distributorship.

      In Fiscal 1996 and Fiscal 1995, the Company sold finished goods and spare parts to GSE for approximately $178,000 and $341,000, respectively, on terms no more favorable than those available to third parties. The Company was owed approximately $18,000 for these purchases as of March 31, 1996, which has subsequently been paid.

     In October 1994 and February 1995, the Company employed two individuals who were professional advisers to Mr. Jurick and certain entities with which Mr. Jurick is affiliated or associated. One individual was paid $38,587 and $52,885 by the Company for Fiscal 1996 and Fiscal 1995, respectively, as well as receiving automobile benefits and related expenses in the amount of $1,256 and $3,027, respectively. The other individual was paid $41,716 and $6,856 by the Company in Fiscal 1996 and Fiscal 1995, respectively, as well as receiving automobile benefits in the amount of $897 and $1,295, respectively. The services of both individuals were terminated in Fiscal 1996. In addition to services rendered to the Company, each of the individuals, while employed by the Company devoted substantial amounts of time to services for Mr. Jurick and his associated or affiliated entities, and consequently, Mr. Jurick may be deemed to receive an indirect benefit from the payment by the Company of the salary and other expenses of these two individuals.

      Peter G. Bunger, a Director of the Company, had been engaged as a consultant to two foreign subsidiaries of the Company. The agreements, effective as of October 1, 1994, provided for aggregate annual compensation of $140,000, had terms of two years and authorized reimbursement for reasonable travel and business expenses. Pursuant to the consulting agreements, Mr. Bunger received compensation and reimbursement of expenses aggregating $48,333 in Fiscal 1996. These agreements were terminated as of September 30, 1995. In November 1996, Mr. Bunger was again retained as a consultant, and will be paid on a per diem basis at the approximate rate of $10,000 for each month when he is present in Hong Kong and providing services to the Company.

      In Fiscal 1995, the Company paid Elision the sum of $34,275 for consulting services with respect to management information services. Elision owns 1,600,000 shares of Common Stock. Mr. Jurick indirectly owns a controlling interest in Elision.

      The Company has adopted a policy that all future affiliated transactions and loans will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

      The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers of the Company. The "named executive officers" are the Company's Chief Executive Officer (the "CEO"), regardless of compensation level, the four most highly compensated executive officers, other than the CEO serving as such on March 31, 1996 and one individual for whom disclosure would have been provided but for the fact that this individual was not serving as an executive officer on March 31, 1996. Where a named executive officer has served during any part of Fiscal 1996, the disclosures reflect compensation for the full year in each of the periods presented.

THREE-YEAR COMPENSATION SUMMARY

      The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to the named executives for services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE
                       Annual Compensation           Long-Term Compensation

                                                       Awards         Payouts

                                                                           All
                                          Other              Securi-       Other
                                          Annual  Restric-   ties          Com-
                                          Comp-   ted        Under-  LTIP  pen-
Name & Principal   Fiscal                 ensa-   Stock      lying   Pay-  sa-
Position(s)        Year     Salary Bonus  tion    Awards     Options outs  tion-
                                           (1)                (4)           (2)

Geoffrey P. Jurick 1996  $490,000 $137,500 $102,661  --       --     --    1,693
Chairman of the    1995   378,333  275,000   78,702  --      600,000 --      311
Board and Chief    1994   250,000  195,000    --     --       --     --       --
Executive Officer

Eugene I. Davis    1996   450,000   87,500   90,745  --       --     --   12,997
President          1995   360,000  175,000  102,024  --      600,000 --    6,986
                   1994   360,000  150,000  102,385  --       --     --    5,524

John P. Walker     1996   165,000   40,000   24,307  --       --     --    4,912
Executive Vice     1995   110,000   75,000   20,420  --      200,000 --    3,841
Prsident and       1994   110,000   85,000    9,483  --       --     --    1,918
Chief Financial
Officer

John J. Raab       1996   178,846     --      9,131  --       50,000 --    1,882
Senior  Vice       1995    --         --       --    --       --     --       --
President-         1994    --         --       --    --       --     --       --
Operations(3)

Eddie Rishty       1996   130,000   20,000   21,360  --       --     --    3,814
Senior Vice        1995   110,000   40,000    9,289  --       30,000 --    3,261
President-         1994   105,154   25,000    8,082  --       --     --    2,485
Controller &
Logistics

Albert G.McGrath,  1996   157,500     --     17,574  --       --     --    4,645
Jr., Senior Vice   1995   175,000   75,000   19,958  --      200,000 --    5,451
President,         1994   175,000  100,000   18,462  --       --     --    4,671
Secretary and
General Counsel(3)


(1) Consists of (i) car allowance and auto expenses afforded to the listed Company executive officers, including $39,967 and $30,546 paid to Mr. Davis, and $20,745 and $19,114 paid to Mr. Walker, respectively, in Fiscal 1996 and 1995, and $20,433 paid to Mr. Rishty in Fiscal 1996,
     (ii) tax preparation services provided to Mr. Davis, (iii) expenses paid by the Company on behalf of Mr. Davis, covering his club membership, and
     (iv) relocation and temporary lodging expenses and associated tax gross-ups in the amount of $102,661, $73,394, and $0 for Mr. Jurick, $24,493,
     $43,002, and $64,643 for Mr. Davis and $0, $0, and $9,137 for Mr. McGrath paid by the Company in Fiscal 1996, 1995 and 1994, respectively. See "Certain Relationships and Related Transactions."

(2) Consists of the Company's contribution to its 401(k) employee savings plan, life insurance and disability insurance.

(3) Mr. Raab became an executive officer of the Company in March 1995. Effective January 1, 1996, Mr. McGrath resigned from his position at the Company and simultaneously entered into a one-year consulting agreement with the Company. Pursuant to the agreement, Mr. McGrath received payments aggregating $48,462 in Fiscal 1996 which are not included in the above table.

(4) In July 1994, the Company granted stock options to purchase 600,000, 600,000, 200,000, and 200,000 shares of common stock to each of Messrs. Jurick, Davis, McGrath, and Walker, respectively, exercisable at an exercise price of $1 per share (except $1.10 in the case of Mr. Jurick). In October 1994, Mr. Rishty was granted an option to purchase 30,000 shares of common stock at an exercise price of $1 per share. In November 1995, Mr. Raab was granted a stock option to purchase 50,000 shares of common stock at an exercise price of $2.875 per share. Pursuant to the agreement entered into with Mr. McGrath, options to purchase 133,333 shares were cancelled. On June 28, 1996, Mr. McGrath exercised his remaining options and acquired 42,424 shares of Common Stock. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company. In November 1996, the Company accelerated Mr. Walker's options to provide for immediate full vesting of such options.

STOCK OPTIONS

      The following table sets forth information regarding the grant of stock options during Fiscal 1996 to the named executive officers:


                          OPTION GRANTS IN FISCAL 1996

Individual Grants
                              % of Total
                              Options                      Potential Realizable
                              Granted to                   Value at Assumed
                              Employees                    Annual Rates of Stock
                     Number   in       Exercise   Expira-  Price Appreciation
                   of Options Fiscal   Price Per  tion     for Option Term(2)
Name                Granted   1996     Share      Date(1)     5%      10%

Geoffrey P. Jurick       --       --       --       --       --       --
Eugene I. Davis          --       --       --       --       --       --
John P. Walker           --       --       --       --       --       --
John J. Raab         50,000      40%    $2.875   11/28/05  $90,404  $229,100
Eddie Rishty             --       --       --       --       --       --
Albert G. McGrath, Jr.   --       --       --       --       --       --


(1) The stock options were granted under the 1994 Stock Compensation Program, and are exercisable commencing one year after the grant date in the three equal annual installments, with full vesting occurring on the third anniversary of the date of the grant.

(2) The dollar amounts under these columns are the result of calculations at the assumed compounded market appreciation rates of 5% and 10% as required by the Securities and Exchange Commission over a ten-year term and therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

OPTION EXERCISES AND HOLDINGS

      The following table sets forth information with respect to the named executive officers concerning the exercise of options during Fiscal 1996 and unexercised options held at March 31, 1996:


                         OPTION EXERCISES IN FISCAL 1996
                        AND MARCH 31, 1996 OPTION VALUES
                                           Number of        Value of Unexercised
                      Number of            Unexercised      In-the-Money
                      Shares               Options at       Options at
                      Acquired             March 31, 1996   March 31, 1996
                      on         Value     Exercisable/     Exercisable/
Name                  Exercise  Realized   Unexercisable    Unexercisable(1)

Geoffrey P. Jurick       --       --       200,000/400,000   $292,500/$585,000
Eugene I. Davis          --       --       200,000/400,000   $312,500/$625,000
John P. Walker           --       --        66,667/133,333   $104,167/$208,333
John J. Raab             --       --             0/ 50,000   $      0/$      0
Eddie Rishty             --       --        10,000/ 20,000   $ 15,625/$ 31,250
Albert G. McGrath, Jr.   --       --        66,667/      0   $104,167/$      0


(1) Calculated based on the difference between the aggregate fair market value of the shares subject to options at March 31, 1996 and the aggregate option exercise price.

EMPLOYMENT AND SEVERANCE AGREEMENTS

      On August 13, 1992, the Board of Directors of the Company approved the Employment Agreements of certain of the Company's senior management, including certain of the senior management included in the table set forth above. A description of the material terms of such employment agreements, each of which is effective as of July 7, 1992 (unless stated to the contrary) follows.

      Geoffrey P. Jurick, Chairman and Chief Executive Officer of the Company, entered into five-year employment agreements ("Jurick Employment Agreements") with the Company and two of its wholly-owned subsidiaries, Emerson Radio (Hong
Kong) Limited and Emerson Radio International Ltd. (formerly Emerson Radio (B.V.I.) Ltd.) (hereinafter, collectively the "Companies"), providing for an aggregate annual compensation of $250,000, which was increased to $390,000 in May 1994 and to $490,000 effective April 1, 1995. In addition to his base salary, Mr. Jurick is entitled to an annual bonus upon recommendation by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

      Subject to certain conditions, each of the Jurick Employment Agreements grants to Mr. Jurick severance benefits, through expiration of the respective terms of each of such agreements, commensurate with Mr. Jurick's base salary, in the event that his employment with the Companies terminates due to permanent disability, without cause or as a result of constructive discharge (as defined therein). In the event that Mr. Jurick's employment with the Companies terminates due to termination for "cause," because Mr. Jurick unilaterally terminates the agreements or for reasons other than constructive discharge or permanent disability, Mr. Jurick shall only be entitled to base salary earned through the applicable date of termination. Similar provisions are set forth in each of the contracts described below.

      Eugene I. Davis, President of the Company, entered into a five-year employment agreement ("Davis Employment Agreement") with the Company, providing for an annual compensation of $360,000, which was increased to $450,000 effective April 1, 1995. In addition to his base salary, Mr. Davis is entitled to an annual bonus equal to an amount up to 30% of Mr. Davis' base salary, based upon attainment of objectives identified in the Company's five-year business plan adopted by the Board of Directors ("Business Plan"). Mr. Davis may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

      Pursuant to the Davis Employment Agreement, the Company granted to Mr. Davis an option to purchase 500,000 shares of common stock. Such option was cancelled pursuant to the Plan of Reorganization; however, the Company subsequently granted Mr. Davis options to purchase 600,000 shares of Common
Stock. The Company has also agreed for the term of the Davis Employment Agreement and three years thereafter, to pay for and maintain legal malpractice insurance covering Mr. Davis for occurrences and actions taken by him at any time prior to or during the term of such agreement on behalf of the Company or its employees. The Company has also agreed to pay all sums, which may be deductible amounts, not otherwise paid by such insurer.

      John P. Walker, Executive Vice President and Chief Financial Officer, entered into a three-year employment agreement with the Company effective as of April 1, 1994 providing for an annual compensation of $110,000, which was increased to $165,000 effective April 1, 1995 and increased to $210,000 effective April 1, 1996. In addition to his base salary, Mr. Walker is entitled to an annual bonus equal to an amount up to 30% of Mr. Walker's base salary, upon attainment of objectives identified by the Executive Committee. Mr. Walker may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors. The Company has authorized an amendment to Mr. Walker's employment agreement to provide for certain severance benefits in the event Mr. Walker leaves the Company's employ for any reason other than a Termination for Cause, as defined in Mr. Walker's employment agreement.

      If Messrs. Jurick, Davis and Walker were to be terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after March 31, 1996 to each such individual, based on the terms of their respective contracts, would be $622,000, $571,000 and $210,000, respectively.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

      The provisions of the employment agreements may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder may consider to be in the stockholder's best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

REPORT OF COMPENSATION AND PERSONNEL COMMITTEE

      The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee"), which contained three independent non-employee Directors (see page 2), oversees the Company's executive compensation strategy. The strategy is implemented through policies designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Compensation Committee reviews, on an ongoing basis, all aspects of executive compensation and analyzes information from several nationally recognized independent compensation surveys.

      The Compensation Committee's executive compensation policies support the following objectives:

       - The reinforcement of management's concern for enhancing stockholder value.

       -    The attraction and retention of qualified executives.

       - The provision of competitive compensation opportunities for exceptional performance.

     The basic elements of the Company's executive compensation strategy are:

           BASE SALARY. Base salaries for the executive managers of the Company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews each executive's base salary on an annual basis. In determining salary adjustments, the Compensation Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's position, experience, skills, potential for advancement, responsibility, and current salary in relation to the expected level of pay for the position. The considerations of the Compensation
     Committee are impacted by the information provided by the compensation surveys analyzed by the Compensation Committee. These surveys include companies with which the Company competes for senior-level executives. The Compensation Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The Committee decided upon salary changes for executive officers effective April 1, 1995 and additional salary increases for Messrs. Walker and Rishty effective April 1, 1996, after reviewing each officer's duties and performance level for the previous year, considering the Chief Executive Officer's recommendations, noting that the majority of management did not receive base salary increases during the fiscal years ended March 31, 1993, 1994, or 1995, and, as to Messrs. Walker and Rishty, the promotions they received in April 1996.

           ANNUAL INCENTIVE COMPENSATION. At the beginning of each year, the Board of Directors establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base.

           LONG-TERM INCENTIVE COMPENSATION. The Company's long-term incentive compensation for management and employees consists of the 1994 Stock Compensation Program.

      The Compensation Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice as indicated by the compensation surveys reviewed by the Company. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock.

       The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in the Company's stock. The Compensation Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Mr. Geoffrey P. Jurick is the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Compensation Committee considered the Company's results in all aspects of its business in its review of Mr. Jurick's performance during Fiscal 1996.

     The Company's financial condition improved after successfully emerging from a bankruptcy proceeding, but the Company operated at a significant loss during Fiscal 1996. As a consequence, Mr. Jurick's bonus for Fiscal 1996 was set at 50% of his bonus in Fiscal 1995 and he did not receive a raise in salary. The Company continues very active efforts to introduce new products into the marketplace and develop new markets.

      Pursuant to an employment agreement between the Company and Mr. Jurick, Mr. Jurick's base salary is reviewed annually and is subject to discretionary increases by the Board of Directors. The Board approved an increase in
Mr. Jurick's annual base salary from $390,000 to $490,000, effective April 1, 1995, but he did not receive a raise in salary in 1996. On July 7, 1994, the Board granted Mr. Jurick stock options for 600,000 shares, which will vest in equal annual increments over a three-year period. Pursuant to the Stipulation, Mr. Jurick's total cash and non-cash compensation is subject to certain limitations. See "Legal Proceedings--Litigation Regarding Certain Outstanding Common Stock."

POLICY ON QUALIFYING COMPENSATION

      Section  162(m)  of  the Internal Revenue Code of 1986,  as  amended  (the
"Code"), for tax years beginning on or after January 1, 1994, provides that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not, among other requirements, "performance based," as defined in Section 162(m). None of the named individuals received compensation in excess of $1 million during Fiscal 1996.

                      COMPENSATION AND PERSONNEL COMMITTEE

                         Raymond L. Steele, Chairman
                         Robert H. Brown, Jr.
                         Peter G. Bunger

      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

PERFORMANCE GRAPH

      The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The graph below compares the cumulative total stockholders' return on the Company's Common Stock for the period December 22, 1994 to March 31, 1996, with the cumulative total return over the same period of the American Stock Exchange and a peer group of companies selected by the Company for purposes of comparison, which includes Cobra Electronics Corp., Matushita Electric Industrial Co. Ltd., Philips Electronics N.V., Sony Corp., and Zenith Electronics Corp. The peer group assumes the investment of $100 in the Company's Common Stock, on December 22, 1994 and reinvestment of all dividends, if any. The information in the graph was provided by Media General Financial Services ("MGFS"). The comparison of the returns are as follows:

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF EMERSON RADIO CORP., PEER GROUP INDEX
                             AND BROAD MARKET INDEX

               12/22/94    3/31/95   6/30/95    9/30/95    12/31/95   3/31/96

EMERSON RADIO  100.00      135.14    116.22     129.73      83.78     110.81
CORP.

PEER GROUP     100.00      103.85    124.45     140.65     111.53     114.53

BROAD MARKET   100.00      106.85    115.40     125.33     125.80     131.38


THE BROAD MARKET INDEX CHOSEN WAS:
     AMERICAN STOCK EXCHANGE

THE PEER GROUP INDEX CHOSEN WAS:
     CUSTOMER SELECTED STOCK LIST

THE PEER GROUP IS MADE UP OF THE FOLLOWING SECURITIES:
     COBRA ELECTRONICS CORP.
     MATSUSHITA ELEC IND CO
     PHILIPS ELECTRONICS NV
     SONY CORP.
     ZENITH ELECTRONICS CORP.

                                LEGAL PROCEEDINGS

BANKRUPTCY CLAIMS

      Pursuant to the Plan of Reorganization ("Plan") and the Bankruptcy Code, all claims against the Company existing as of September 29, 1993, were discharged, except as specifically set forth in the Plan. The Plan provides that unsecured creditors other than the Company's bank group and the holders of the senior notes holding pre-petition claims which are allowed, will receive unsecured promissory notes in the principal amount equal to 18.3% of the allowed amount of the claim; the notes would bear interest at a rate based on the London Interbank Offered Rate ("LIBOR") for one year obligations and would be payable as follows: (i) 35% of the outstanding principal is due 12 months from the date of issuance, and (ii) the remaining balance would be due 18 months from the date of issuance. The Company is presently contesting claims submitted by several creditors.

      The largest unsecured claim was filed on or about July 25, 1994 in connection with the rejection of certain executory contracts entered into with two Brazilian entities, Cineral Electronica de Amazonia Ltda. and Cineral Magazine Ltda. (collectively, "Cineral") shortly before the Company's filing for bankruptcy protection. The amount claimed was $93,563,457, of which $86,785,000 represents a claim for loss of profits and $6,400,000 for plant installation and the establishment of offices, which were installed and established prior to execution of the contracts. The Company has objected to the claim, intends to vigorously contest such claim and believes it has meritorious defenses to the highly speculative portion of the claim for lost profits and the portion of the claim for actual damages for expenses incurred prior to the execution of the contracts. Additionally, on or about September 30, 1994, the Company instituted an adversary proceeding asserting damages caused by Cineral and seeking declaratory relief and replevin. A motion filed by Cineral to dismiss the adversary proceeding was denied and the adversary proceeding and claim objection have been consolidated into one proceeding and discovery commenced. This action has been stayed since June 1995 by order of the Bankruptcy Court pending settlement negotiations. An adverse final ruling on the Cineral claim could have a material adverse effect on the Company, even though it would be limited to 18.3% of the final claim determined by a court of competent jurisdiction; however, in light of the foregoing, the Company believes the chances for recovery for lost profits are remote.

TELETECH LITIGATION

      In December 1990, Emerson Radio (Hong Kong) Limited ("Emerson (H.K.)") (a wholly owned subsidiary of the Company) commenced an action in the Supreme Court of Hong Kong High Court against Teletech (Hong Kong) Limited ("Teletech") seeking approximately $1,000,000 in damages as a result of Teletech's breach of its agreements to sell cordless telephones and telephone answering machines to Emerson (H.K.). In March 1991, Teletech filed a counterclaim which denies the allegations, alleges that Emerson (H.K.) breached its agreement to purchase cordless telephones and telephone answering machines and seeks damages of approximately $1,700,000. In May 1991, Emerson (H.K.) filed a reply to the counterclaim denying the allegations in the counterclaim. The case is presently dormant and was not affected by the bankruptcy proceedings.

OTAKE LITIGATION

      On December 20, 1995, the Company filed suit in the United States District Court for the District of New Jersey against Orion Sales, Inc., Otake Trading Co. Ltd., Technos Development Limited, Shigemasa Otake, and John Richard Bond, Jr. (collectively, the "Otake Defendants"), alleging breach of contract, breach of covenant of good faith and fair dealing, unfair competition, interference with prospective economic gain, and conspiracy in connection with certain activities of the Otake Defendants under certain agreements between the Company and the Otake Defendants. Mr. Bond is a former officer and sales representative of the Company, having served in the latter capacity until he became involved working for the other Otake Defendants. Certain of the other Otake Defendants have supplied the majority of the Company's purchases until the Company's most recent fiscal year.

      On December 21, 1995, Orion Sales, Inc. and Orion Electric (America), Inc. filed suit against the Company in the United States District Court, Southern District of Indiana, Evansville Division, alleging various breaches of certain agreements by the Company, including breaches of the confidentiality provisions, certain payment breaches, breaches of provisions relating to product returns, and other alleged breaches of those agreements, and seeking damages in the amount of $2,452,656, together with interest thereon, attorneys' fees, and certain other costs. While the outcome of the New Jersey and Indiana actions are not certain at this time, the Company believes it has meritorious defenses against the claims made by the plaintiffs in the Indiana action. In any event, the Company believes the results of that litigation should not have a material adverse effect on the financial condition of the Company or on its operations. TAX MATTERS

      In  June  and  October  1988, the Franchise Tax  Board  of  the  State  of
California issued Notices of Proposed Assessment to the Company proposing additional state income tax of approximately $501,000 in the aggregate, plus interest, for the fiscal years 1980, 1985 and 1986 and, after disallowing the Company's protest, issued a formal Notice of Action assessing a deficiency in the aggregate of approximately $664,000, which includes interest through July 24, 1992. The matter was appealed to the California State Board of Equalization.

      On March 9, 1994, the Company filed an adversary complaint with the Bankruptcy Court, to obtain a declaratory judgment. The Franchise Tax Board filed its response and subsequently moved to dismiss the adversary proceeding for the purpose of litigating the deficiency with the California State Board of Equalization and requested the Bankruptcy Court to abstain. On October 19, 1994, the Bankruptcy Court entered an Order of Abstention which was subsequently affirmed by the District Court of New Jersey and Third Circuit Court of Appeals. At the time of the District Court's dismissal of the proceeding, the Company was advised that the automatic stay under Section 362 of the Bankruptcy Code was lifted and the proceedings have continued in California's State Board of Equalization.

      On February 15, 1994, the Franchise Tax Board issued Notices of Proposed Assessment to the Company proposing additional state income tax of approximately $382,000 in the aggregate, plus interest, for the fiscal years 1987, 1988 and 1989. The Company filed its protest with the Franchise Tax Board taking exception to the Notices of Proposed Settlement.

      Management believes that adequate amounts of tax reserves have been provided for any adjustments which may result from the above assessments and any possible additional adjustments for years not currently under examination.

LITIGATION REGARDING CERTAIN OUTSTANDING COMMON STOCK

      Subsequent to confirmation of the Plan, litigation arose among the principal shareholders of Fidenas Investment Limited ("FIL"), the Company's largest shareholder prior to confirmation of the Plan, with respect to various business relations and transactions entered into among the shareholders, certain affiliates, and their principals, including Geoffrey Jurick, the Company's Chairman and Chief Executive Officer, and Petra and Donald Stelling (the former Chairman of the Company). The various proceedings include a.) proceedings in the Commonwealth of the Bahamas, by one of its shareholders, for the winding up of FIL with the Liquidator appointed in such proceeding commencing various litigation against the predecessor of FIN, presently the Company's largest stockholder, and Mr. Jurick regarding claims arising from the acquisition of the Company's Common Stock held in the names of FIN, GSE and Elision; b.) investigations in Switzerland, instituted at the request of the Stellings, against Mr. Jurick and certain business associates (including Mr. Peter Bunger and Mr. Jerome Farnum, directors of the Company) resulting, in part, in a determination by the Federal Banking Commission of Switzerland that various entities associated with Mr. Jurick and Mr. Farnum engaged in banking activities without a license; c.) the Company filing suit against the Stellings alleging breaches of fiduciary duty and breaches of contract and seeking monetary and injunctive relief; and d.) actions filed in the Bahamas and the United States by an Official Liquidator appointed by the Commonwealth of the Bahamas for Fidenas International Bank Limited ("FiBank") with respect to certain shares of the
Company being issued to FIN resulting in an injunction being issued in the Bahamian Court and the shares being deposited with such court. Additionally, Barclays Bank PLC ("Barclays"), a creditor of Elision, requested and obtained a preliminary injunction in Massachusetts state court enjoining Elision from transferring any assets of Elision, other than in the ordinary course of business. Barclays also obtained a default judgment against GSE in the state of New York in the amount of $1,835,423.26.

      On June 11, 1996, Barclays, Petra Stelling, the Official Liquidator of FiBank, (collectively, the "Creditors"), Mr. Jurick, the Company (together with the Creditors, the "Lead Parties"), FIN, Elision, GSE, and the Official Liquidator of FIL signed the Stipulation providing for a settlement of all litigation among them on a global basis. Under the Stipulation, Mr. Jurick and FIN have agreed to pay the Creditors the aggregate sum of $49.5 million (the "Settlement Amount") and Mr. Jurick will be paid the sum of $3.5 million, contemplated to be solely from the proceeds of the sale of shares of Emerson's Common Stock (the "Settlement Shares") owned by FIN, GSE, and Elision (the "Jurick Payment" and, together with the Settlement Amount, the "Aggregate Amount"). On the effective date of the Stipulation, all Settlement Shares owned by GSE and Elision will be transferred to and registered in FIN's name, and all Settlement Shares will be deposited with and remain in the custody of the Court, to prevent defaults under the Company's borrowing facilities.

      The Settlement Shares (consisting of 29,152,542 shares of Emerson's Common Stock) will be divided into two pools, Pool A and Pool B. All Settlement Shares will be pledged to secure all obligations under the Stipulation, but the Pool B Shares will consist of the amount of shares as to which Mr. Jurick must retain beneficial ownership, and generally will not be available for sale or release from the custody of the Court or subject to foreclosure, to prevent defaults under the Company's borrowing facilities.

     FIN (which is controlled by Mr. Jurick) will retain title to and the voting power over all Settlement Shares, but will provide notice to the Creditors prior to certain stockholder votes. The Creditors may seek to have the Court direct FIN to vote against any proposal of the Emerson Board, but the Emerson Board may withdraw and not solicit any vote of its stockholders with respect to such proposal.

      The Stipulation contemplates the employment of a marketing advisor (the "Advisor") and TM Capital Corp. has been so retained to serve as the initial Advisor. The Advisor will formulate a marketing plan for the sale from time to time of the Pool A Shares and will also appoint the Settlement Agent, who will administer certain ministerial aspects of the settlement. The Pool A Shares initially will consist of 15,286,172 Settlement Shares. Based on the closing price of the Company's Common Stock on November 15, 1996, the Pool A Shares have an aggregate market value of approximately $20.1 million. In formulating the marketing plan, the Advisor will take into account the interests of all the Lead Parties, including the interests of the Company's minority stockholders.

     No definite time has been provided for the sale of the Settlement Shares or the full payment of the Aggregate Amount. However, a Creditor may apply to the Court, on notice to all other Lead Parties, to terminate the Stipulation, based on the totality of the circumstances, on the grounds that its goals and purposes are not reasonably likely to be realized. The Creditors will be able to resort to consent judgments against Mr. Jurick and his affiliates if the Stipulation is terminated.

     The Company's rights and obligations under the Settlement Agreement include the following:

           1. The Company will advance certain expenses of the Advisor and the Settlement Agent and advance the reasonable fees and expenses for registration of the Settlement Shares, in each instance to be reimbursed from the proceeds of the first sales of the Settlement Shares.

           2. If an offer to purchase Settlement Shares that would result in a Change of Control of the Company (i.e., beneficial ownership of 25% or more of the Company's Common Stock) were to occur, the offeror will be required to meet with the Company's independent directors and President, or their successors (the "Special Committee"), and the Special Committee will determine whether to approve such offer in the exercise of its fiduciary duties under applicable Delaware law. Any of the Creditors may apply to the Court to permit an exception, subject to the legal standard set forth in the immediately preceding sentence.

           3. The Company has agreed to register the offer and sale of the Pool A Shares as set forth in the marketing plan. The Company previously has filed a shelf registration statement covering five million Settlement Shares owned by FIN to finance a settlement, which is subject to certain contractual restrictions and may be offered for sale or sold only by means of an effective registration statement.

           4. The Lead Parties have agreed that Mr. Jurick will limit his total annual cash compensation not to exceed $750,000 until the Settlement Amount has been paid. The Company has also agreed not to grant Mr. Jurick any additional non-cash compensation.

      For the Stipulation to become effective, the certificates representing certain of the Settlement Shares that are still held by the Swiss authorities must be received by the Court, the Stipulation must be approved by the Court following a hearing on notice to interested parties (held and so approved on November 19, 1996), outstanding injunctions must be dissolved, and certain other documents must be received by the Court. The Stipulation is to become effective by December 31, 1996, or it may be withdrawn after that time if not yet effective. Requests are to be made by Petra Stelling to the Swiss authorities to discontinue the investigations involving Messrs. Jurick, Bunger, and Farnum, as described above.

HOPPER LITIGATION

      The Company filed a complaint on July 5, 1995 in the Superior Court of New Jersey, Morris County, alleging that Hopper Radio of Florida, Inc. ("Hopper"), Barry Smith, and three former employees of the Company (collectively, the "Hopper Defendants") formed a business entity for a purpose in violation of certain duties owed to, and rights including contractual rights from, two agreements with the Company. On January 25, 1996, the New Jersey Court dismissed the Company's complaint as to certain of the Hopper Defendants finding that Delaware was the more proper forum for the Company's lawsuit. The Company filed suit on January 27, 1996, in the Delaware Chancery Court, New Castle County, as to those Hopper Defendants who did not reside in New Jersey, which contained similar allegations to those in the New Jersey suit and sought a preliminary injunction against those Hopper Defendants covered by the Delaware suit.

      Effective April 24, 1996, the Company and Hopper entered into an amendment which, among other things, amended certain provisions in the agreements and settled all outstanding litigation between the Company, Hopper and the other named parties. Under the amendment, Hopper advanced an additional $5 million to the partnership with the Company, thereby increasing the liquidity of such partnership and equalizing the investment of the partners and the sharing of cash flows.

JENSEN LITIGATION

      On May 10, 1996, International Jensen Incorporated ("Jensen") filed an action in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and its President, Eugene
I.  Davis,  for  violations of proxy solicitation rules  and  for  breach  of  a confidentiality agreement with Jensen. On May 14, 1996, the Court entered a temporary restraining order against the Company and its President, which subsequently lapsed, based on Jensen's allegations. On May 20, 1996, the Company filed a counterclaim and third party complaint in this action alleging that Jensen and its Chairman, Chief Executive Officer and President, Robert G. Shaw, fraudulently induced the Company to enter into a confidentiality agreement and failed to negotiate with the Company in good faith. On July 2, 1996, the Company amended its third party complaint to include Recoton Corporation ("Recoton"), the competing bidder for Jensen, and William Blair Leveraged Capital Fund, L.P. ("Blair") for conspiring in the actions of Jensen and Mr. Shaw. The Company voluntarily dismissed Blair, without prejudice, on August 2, 1996. On August 8, 1996, the Company filed a Second Amended Counterclaim and Third Party Complaint alleging proxy violations and seeking a temporary restraining order to enjoin Jensen from holding its August 28, 1996, Special Meeting of Stockholders to approve the Recoton/Shaw transactions and from utilizing any proxies solicited pursuant to such allegedly materially misleading proxy materials. The Court determined to abstain from deciding this matter on August 26, 1996. On October 22, 1996, Emerson and Jensen further amended their claims and Recoton filed a separate action alleging that Emerson tortiously interfered with the Jensen/Recoton transaction and seeking damages of not less than $5 million. The Company and its President intend to vigorously defend Jensen's and Recoton's claims against the Company and its President and to vigorously pursue its counterclaim against Jensen and its third party complaints against Mr. Shaw and Recoton. The Company believes that Jensen's and Recoton's claims are without basis, that it has meritorious defenses against Jensen's and Recoton's claims, and that the litigation or results thereof will not have a material adverse effect on the Company's consolidated financial position.

     On July 30, 1996, the Company filed a complaint in the Court of Chancery of the State of Delaware against Jensen, all of its directors, Blair, Recoton, and certain affiliates of the foregoing alleging violations of Delaware law involving Jensen's auction process, interference with prospective economic advantage, and aiding and abetting breaches of fiduciary duties. The Court held a preliminary injunction hearing on the matter on August 15, 1996 and denied the motions for preliminary injunction. The Recoton/Shaw transactions with Jensen were consummated on or about August 28, 1996.

OTHER LITIGATION

      The Company is involved in other legal proceedings and claims of various types in the ordinary course of business. While any litigation to which the Company is a party contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened (including the actions noted above), or all of them combined, will not have a material adverse effect on the Company's consolidated financial position.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors, and greater than ten percent stockholders are required by SEC Regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended March 31, 1996, compliance was made with all
Section 16(a) filing requirements applicable to the officers, Directors and greater than ten percent beneficial owners. It is the practice of the Company to attend to the filing of Section 16(a) forms on behalf of the officers and directors of the Company.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors of the Company selected the firm of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 1997 to audit the Company's financial statements and to perform other accounting services.
The Board of Directors considers this firm well qualified. The selection of Ernst & Young LLP is submitted to the stockholders for ratification. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on the ratification at the Annual Meeting is required for approval. A representative of Ernst & Young LLP is expected to attend the Annual Meeting of Stockholders with the opportunity to make a statement if such representative desires to do so and to be available to respond to appropriate questions.

                THE BOARD RECOMMENDS THAT THE STOCKHOLDERS RATIFY
           THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

     Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1997 must deliver the proposal to the executive offices of the Company no later than March 1, 1997, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and otherwise proper may be included in the Company's Proxy Statement for the Annual Meeting.

QUORUM; VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

     On all matters (including election of Directors) submitted to a vote of the stockholders at the Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on November 15, 1996. Abstentions and broker non-votes will be treated as a vote for each of the proposals recommended by the Board of Directors.

ACTIONS TO BE TAKEN UNDER THE PROXY

      Proxies in the accompanying form which are properly executed and returned will be totaled at the meeting and any adjournment thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows with respect to such matters:

      (1) For election of management's Directors to serve until the Annual Meeting in 1997; and

      (2) For ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the year ending March 31, 1997.

      Each of the nominees for election as director has agreed to serve if elected. The Company knows of no reason why any of the nominees for election as directors would be unable to serve. Should any or all of the nominees be unable to serve, all proxies returned to the Company will be voted in accordance with the best judgment of the persons named as proxies, except where a contrary instruction is given.

     The Company knows of no other matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the Annual Meeting from time to time.

PROXY SOLICITATION

      The expenses of the solicitation of proxies will be borne by the Company. Solicitation of proxies may be in person or by mail, telephone or telegraph by Directors, current executive officers and regular employees of the Company. The Company will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. The Company has retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the solicitation will be approximately $15,000 plus out-of-pocket expenses.

REVOCATION OF PROXY

      Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation; (b) by voting in person at the Annual Meeting; or (c) by executing and delivering to the Company a later-dated proxy.

OUTSTANDING COMMON STOCK

      The only outstanding voting securities of the Company are shares of its Common Stock, each share of which entitles the holder thereof to one vote. At November 22, 1996, there were outstanding and entitled to vote 40,295,196 shares of its Common Stock. Only stockholders of record at the close of business on November 15, 1996 are entitled to notice of, and to vote at, the 1996 Annual Meeting of Stockholders and any adjournments thereof.

                              By Order of the Board of Directors

                              /s/ Elizabeth J. Calianese


                              Elizabeth J. Calianese
                              Vice President--Human Resources and
                              Secretary

Parsippany, New Jersey
November 22, 1996

               THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996. REQUESTS FOR COPIES SHOULD BE DIRECTED TO ELIZABETH
          J. CALIANESE, VICE PRESIDENT--HUMAN RESOURCES AND SECRETARY, EMERSON RADIO CORP., NINE ENTIN ROAD, PARSIPPANY, NJ 07054.




                                      PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               EMERSON RADIO CORP.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 18, 1996

      The undersigned Stockholder of Emerson Radio Corp. (the "Corporation") hereby appoints Geoffrey P. Jurick and Eugene I. Davis, or either of them, acting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of Common Stock of the Corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of Wolff & Samson, P.A., 5 Becker Farm Road, Roseland, New Jersey, December 18, 1996 at 10:00 a.m. (local time) or any adjournment or postponement thereof.

                         (To Be Signed on Reverse Side)

                                SEE REVERSE SIDE

========================================================================
     X
______________
Please mark your
votes as in this
example.


              FOR all nomineees listed      WITHHOLD AUTHORITY
              at right (except as marked    to vote for all nominees
              to the contrary below)        listed at right



1.  Election of       __________              _________     NOMINEES:
    Directors                                               Geoffrey P. Jurick
                                                            Eugene I. Davis
                                                            Robert H. Brown,Jr.
                                                            Peter G. Bunger
                                                            Raymond L. Steele
                                                            Jerome H. Farnum

INSTRUCTIONS:   To withhold authority to vote for any individual nominee,  write that nominee's name below:


_________________________________________________________




                                      FOR       AGAINST         ABSTAIN


2.  To ratify the selection of
    Ernst & Young LLP as
    independent auditors of the
    Corporation for fiscal year
    ending March 31, 1997.         _________    __________     _________


SIGNATURE(S)_____________________________________________
DATE_____________________________________________________

SIGNATURE(S)_____________________________________________
DATE_____________________________________________________
          IF HELD JOINTLY

(NOTE: Please sign name exactly as it appears on stock certificate. Joint owners should each sign personally, give full title when signing as attorney, director, administrator, trustee or guardian, etc. The signature hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement dated November 22, 1996.)